STOCK PURCHASE AGREEMENT

AGREEMENT as of this 27th day of August, 2014, among each of the following (each a "Party" and collectively, the "Parties"): EMERGENT HEALTH CORPORATION., a Nevada corporation (the "Company"), JOHN CAPPELLO ("JC"), CAPPELLO'S INC. ("CI"), PARCAE CAPITAL CORP. ("Parcae"), CLOVER CAPITAL CORPORATION ("Clover"), STEPHEN HUSSEY ("SH") and KIMBERLY HALVORSON ("KH").

RECITALS:

A. The Company is in the business of selling nutritional supplements based on formulations developed by JC and licensed to the Company by CI.

B. As of the present date, there are 24,800,000 shares of issued and outstanding common stock of the Company, of which JC and CI own collectively 19,312,546 shares, making them the substantial majority holder of the Company. JC agrees to sell 11,800,000 shares to Parcae and Clover in the Stock Purchase Agreement dated November 13, 2013. The shares in the agreement are being assigned to and purchased by SH 5,940,000 shares and KH 4,455,000 shares and Parcae and Clover or their assignees 1,485,000 shares (of Common Stock) to induce them to join Company and to reward their joining the team. Parcae and Clover are being compensated by Company under the May 29, 2014 Consulting Agreement to induce them to advance the closing date, restructure the Company and install the management team and assist the Team to grow the company sales.

C. The Company is in need of infusion of a complete management team and additional capital to provide it the ability to substantially expand its sales, rebrand it products and marketing, with a view toward increasing the MLM sales to increase profitability.

D. SH, KH, Parcae and Clover (collectively, the "Purchasers") are willing to make a substantial investment in stock of the Company and to provide their good faith efforts to make the Company successful, and each of Parcae and Clover are willing to also provide their good faith efforts on behalf of the Company, all contingent upon the consummation of the transactions contemplated by this Agreement.

E. Post-closing the total Capitalization of Company will be 39,800,000 shares of Common Stock outstanding.

NOW THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals and Definitions. The recitals set forth above are incorporated by reference herein and made a part hereof as if fully rewritten.

2. Certain Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Balance Sheet" means the unaudited balance sheet of the Company as of December 31, 2013.

"Closing Date" means the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date as the Parties may mutually determine.

"Company Assets" means all of the properties and assets of the Company, whether personal, real or mixed, tangible or intangible, wherever located, including, but not limited to, all customer lists of the Company and all electronic records of the Company.

"Company Debt" means, with respect to the Company, obligations for borrowed money.

"Company Intellectual Property" means all Intellectual Property that is currently owned, licensed to and/or used by the Company in the Business as presently conducted and which shall not include any Intellectual Property relating to the Business.

"Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or equity interests (as the case may be), as trustee or executor, by contract or credit arrangement or otherwise.

"Direct Claim" means a Claim against a Party by one or both of the other Parties.

"Disclosure Schedule" means the schedules executed and delivered by Warrantors to Purchasers which set forth the exceptions to the representations and warranties contained in Section 10 below.

"Encumbrance" means any lien, encroachment, easement, encumbrance, mortgage, restriction or other conflicting ownership or security interest.

"Financial Statements" means the unaudited balance sheet of the Company as December 31, 2013 and the unaudited consolidated statement of income, for the period ended December 31, 2013.

"GAAP" means generally accepted accounting principles under United States standards.

"Intellectual Property" means (i) all names, brands, logos and slogans embodying business or product goodwill or indications of origin, and all trademarks, corporate names, trade names, service marks, trade dress, domain names and universal resource locators, together with all translations, adaptations, derivations and combinations thereof and all applications, registrations and renewals in connection therewith, and all of the goodwill associated therewith; (ii) all patents, patent applications, patent disclosures, inventions (whether patentable or un-patentable and whether or not reduced to practice) and all improvements thereof; (iii) all websites, copyrights, and copyrightable works both published and unpublished, including all registrations, applications and renewals in connection therewith; (iv) all computer and electronic data processing programs and software programs (in both source code and object code form), data, databases and related documentation; (v) all inventions, improvements, developments, modifications, derivative works, know-how, trade secrets, and confidential information (including research and development, know-how formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) all licenses, sublicenses, permissions and other agreements relating to any of the foregoing; and (vii) all other intellectual property rights (in whatever form or medium) relating to any of the foregoing (including remedies and recoveries against infringement hereof and rights of protection of interest therein under the laws of all jurisdictions).

"Knowledge" as it relates to a Party means the actual knowledge of any of the executive officers and senior management of that party.

"Leased Assets" collectively refers to the machinery, equipment and other personal property the Company leases to carry on its operations.

"Material Adverse Effect" or "Material Adverse Change" means any effect or change that is materially adverse to the financial condition, business, results of operations, assets or liabilities of the Company, taken as a whole, or to the ability of each Warrantor to consummate the transactions contemplated hereby; provided, however, that a Material Adverse Change shall not include (i) any change resulting from general economic conditions or conditions applying generally to the industries in which the Company operates, (ii) any change resulting from changes in the United States financial markets generally or (iii) any changes resulting from the announcement or pendency of the transactions contemplated hereby other than a material loss of customers and/or suppliers of the Company as a result therefor.

"Permitted Encumbrances" means (i) liens for current Taxes or special assessments not yet due or any Taxes being contested in good faith by appropriate proceedings or (ii) liens, easements, rights of way, encroachments, restrictions or similar conditions affecting or burdening the Company's assets which individually or in the aggregate do not detract materially from the use or value of the assets of the Company,

"Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, State or local, necessary for the conduct of, or relating to the operation of, the Business.

(e) The Company shall reimburse JC for their reasonable legal fees and costs incurred in connection with the negotiation and closing of this Agreement and the transactions contemplated herein. In addition the Company agrees that effective upon the Closing Date, it shall commit for a period of at least one year to: (i) maintain the current office it leases from J.M. Basile & Associates, Inc. for at least one year following the Closing Date; (ii) offer employment to JC per the employment agreement in the form attached hereto as Exhibit D, and to Katherine Santa at her current salary, with the work to be performed by each of them primarily from the current office, and to further continue in place: (A) their current health insurance coverage (or if such coverage is no longer available, then substantially similar coverage) during such one year period, subject to the right to terminate employment in the event of "Cause;" and (ii) the usage of Maurice Corbin on a substantially similar basis as in the past while the office continues to be maintained during such one year period, provided the Company is satisfied with his ongoing performance.

(f) For purposes hereof, "Cause" shall be any of the following as it relates to the applicable individual, Katherine Santa: (i) failure to report for work for a cumulative period of in excess of 20 work days during the one year period after allowing three weeks or 15 work days for vacation and/or personal days off for JC's staff persons in addition to allowing for all national holidays); (ii) commission of an act of dishonesty or willful misconduct in connection with the performance of employment duties, which has a material adverse effect on the Company; (iii) repeated failure to use good faith efforts (with no guarantee as to success) to perform tasks reasonably assigned to the person by the Company; or (iv) habitual intoxication while performing services for the Company.

(g) Each of SH, KH, JC, CI, Clover and Parcae agrees that: (i) they may without the prior consent of the Company sell their shares of capital stock : (A) but NOT for a period of 12 months following the Closing, but may transfer or gift to a trust, estate planned entity, family or friends and (B) thereafter shall not sell more than 20% of their respective holdings per 3 month period thereafter through the third anniversary of the Closing unless to an institutional investor or a similar entity or organization; and (ii) should the Company engage in a financing that requires as a condition to such financing that any of the Purchasers lock up for sale any of their shares of capital stock (the "Lock-up"), then each of JC, CI, Clover and Parcae agree to lock up their remaining shares of capital stock of the Company for the same period of time as is required of the Lock-up, and to execute the same documentation as is required by any of the Purchasers with respect to the Lock-up, provided that the percentage of shares to be locked up and the leak out, if any permitted under the Lock-up shall be no less favorable than that applicable to any of the Purchasers subject to the Lock-up. As part of the financing each may agree to sell certain of their shares through the financer/brokerage. Notwithstanding the foregoing, the above restrictions will not prohibit the transfer of shares by the foregoing persons or entities to persons with whom they have a preexisting relationship, provided the transferee as a condition to such transfer agrees to enter into similar transfer restrictions with the Company with respect to such shares, consistent with the transfer restrictions set forth in this Section 4(f), as determined by the Company.

5. Key Agreements on Closing Date. Effective on the Closing Date the Company, immediately prior to the closing of the purchase of shares by each of Parcae, Clover, SH and KH (collectively, the "Purchasers") from JC, the parties, as their respective interests shall appear, shall enter into the following agreements:

(a) An employment agreement between the Company and JC in the form attached hereto as Exhibit D ("Employment Agreement"). The willingness of Purchasers to purchase the Common Shares is expressly conditioned upon the entry by JC into his employment agreement and the license agreement ("License Agreement") attached hereto as Exhibit E.

(b) The entry by JC and the Company into the License Agreement in the form attached hereto as Exhibit E; and

(c) The entry by each of Parcae and Clover into consulting agreements (the "Consulting Agreements") in the forms attached hereto as Exhibit F and Exhibit G, respectively, calling for the issuance at par value $0.001 per share of 7,500,000 shares of Common stock to each of Parcae (the "Parcae Common Shares") and Clover (the "Clover Common Shares") in consideration of the services performed to date and services to be performed under the Consulting Agreements dated May 29, 2014 which services have been performed and by advancing the closing date have substantially benefited the parties.

(i) The issuance of the Parcae Common Shares and Clover Common Shares shall occur on the within fifteen (15) days of the Closing Date as instructed by the representative of each designating the share certificates as desired. The Company to deliver irrevocable instructions to its transfer agent on the Closing Date to issue the Parcae Common Shares and the Clover Common Shares as such is designated by the firm with the appropriate restrictive Rule 144 Legend (relative to being unregistered shares, with transfer permitted only pursuant to registration or an appropriate registration exemption);

(ii) Intentionally left blank.

(iii) Intentionally left blank, and

6. Warrantors' Deliveries for Closing

(a) Warrantors' Deliveries. At Closing, JC and CI shall cause delivery to Purchasers all the following:

(b) Duly executed counterpart copies of the Employment Agreements, Consulting Agreements and License Agreements and proof of approval of the same by the Board of Directors of the Company.

(c) Duly issued stock certificates transferring the Shares of Common stock to Parcae, Clover, SH, and KH.

(d) Confirmation that the Company has taken the actions necessary to appoint a new board of directors to be comprised of members to be designated by Purchasers, to install the officers designated by Purchasers (and delivery of resignations, if any, as required).

(e) All books and records of the Company.

(f) In addition to the above deliveries, at and after Closing, JC and CI shall take all steps and actions as Purchasers may reasonably request (including execution of such additional documents and agreements and making of such additional deliveries) as may otherwise be necessary to deliver actual possession and control of the Shares to Purchasers and to carry out the other transactions contemplated by this Agreement..

7. Purchasers' Deliveries. At Closing, Purchasers shall deliver to the Parties named in the documents below all the following:

(a) Duly executed copies of the forms of Note and Securities Pledge Agreement attached hereto as Exhibit B and Exhibit C, respectively, consistent with the terms of Section 4- Purchase of Common Shares. of this Agreement and shall cause the wire transfer of $700,000 to JC (collectively, with the separate Notes and or wires to be in the amounts set forth in Sections 4(a), (b) and (c) above, for the purchase and sale of the JC Common Stock.

(b) Duly executed counterpart copies of the Employment Agreements in the forms attached hereto as Exhibit D.

(c) In addition to the above deliveries, at and after Closing, Purchasers shall take all steps and actions as JC may reasonably request (including execution of such additional documents and agreements and making such additional deliveries) as may otherwise be necessary to carry out the transactions contemplated by this Agreement. Moreover, JC will with the transition team open bank accounts, negotiate contracts with vendors, transition to new vendors and make the corporations move to a new headquarters as seamless as possible.

8. Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") will take place at such time and place on the Closing Date as may be mutually agreed to by the Parties (the "Closing Date"), which date shall be no later than August 26, 2014, and shall be effective as of the close of business on the Closing Date. Should the Closing not occur for any reason, then there shall be no liability of any of the parties to the other parties due to the failure to consummate the transactions contemplated herein.

9. Intentionally Deleted.

10. Representations and Warranties Relating to the Company. The Warrantors jointly and severally represent and warrant to Purchasers with respect to Company as set forth below. The Purchasers acknowledge and agrees that the Warrantors' representations and warranties to Purchasers with respect to Company shall be separate and independent and shall not be limited by reference to any other of their representations and warranties in this Agreement except as set

forth in the disclosure schedule delivered by the Warrantors attached hereto (the "Disclosure Schedule"):

(a) No Claims. Each of JC and CI confirms that, effective upon Closing, he or it has no outstanding claims against the Company in relation to any matter and there are no monies or other obligations owing from the Company to such person or entity or any of that person's Affiliates save for the obligations set forth in Section 4(d).

(b) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of their respective properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary except where the failure to be so qualified or licensed has not had, and would not be reasonably likely to have, a Material Adverse Effect.

(c) Capitalization.

(i) Provided to management is a current shareholder's list of the Company, representing all of the Common Stock of the Company issued and outstanding. All of such capital stock on the Closing Date shall have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of any preemptive rights. No ownership interests in the Company have been reserved for issuance upon exercise of options. There are no preemptive or conversion rights or options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, sell or redeem any equity interests in the Company, except for the rights to the issuance of Common Stock pursuant to the Consulting Agreements set forth herein.

(ii) The Company has no equity interest in any other entity.

(d) Real Property. Except for the lease agreement between the Company and J.M. Basile & Associates, Inc., the Company does not own or lease any real property or guarantee any lease of real property.

(e) Contracts and Commitments. As provided to management, there is a list of the following contracts to which the Company is a party (the "Material Contracts"):

(i) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract, agreement or commitment which is reasonably likely to involve the payment by the Company after the date of this Agreement of more than $5,000 during the current fiscal year;

(ii) any contract, agreement or commitment (other than purchase orders) regarding the sale or other disposition of products or services by the Company, or for the purchase of raw materials, products or services by the

Company, which is reasonably likely to involve the receipt or payment after the date of this Agreement of more than $10,000 during the current fiscal year;

(iii) any guarantee agreement for the benefit of any third-party;

(iv) any tax sharing agreements;

(v) any employment contracts, agreements (including noncompetition agreements and confidentiality agreements), arrangements and commitments applicable to any employees of the Company earning $5,000 per year or more (other than the contracts specifically attached as Exhibits to this Agreement);

(vi) any contract, agreement or commitment which provides for the incurrence by the Company of indebtedness for borrowed money or the placing of a lien on any of the Company's assets;

(vii) any partnership or joint venture agreement excluding the JC Omni Youth JV;

(viii) any assignment, license or other agreement with respect to any form of intangible property including with respect to any invention or know-how used in or related to the Business (other than license agreements with respect to "off-the-shelf" software), which is reasonably likely to involve the payment after the date of this Agreement of more than $5,000 during the current or next succeeding fiscal year;

(ix) any contract between the Company and any of its Affiliates that will survive the Closing of this Agreement; or

(x) any other contract, agreement, commitment, understanding or instrument involving or reasonably likely to involve payment or receipt after the date of this Agreement of more than $5,000 in the aggregate in the current or next succeeding fiscal year.

All of the Material Contracts are valid obligations of the Company that is a party thereto, and, to each Warrantor's Knowledge, of the other parties thereto, and are in full force and effect. To each Warrantor's Knowledge, no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any Material Contract on the part of the Company, except for such default as would not be reasonably likely to have a Material Adverse Effect. Contract with Stephen Gould Corp. is for Fulfillment.

(f) Permits. The Company has all Permits required to conduct the Business as now being conducted, other than such Permits the failure of which to have is not reasonably likely to have a Material Adverse Effect (the "Material Permits"). All Material Permits are valid and in full force and effect. There is not now pending or, to the Knowledge of the Warrantors, threatened, any action by or before any governmental

or regulatory authority to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any Material Permit.

(g) No Conflict or Violation; Third-Party Consents.

(i) Neither the consummation by Warrantors of the transactions contemplated by this Agreement, nor compliance by Warrantors with any of the provisions of this Agreement, will to either Warrantor's Knowledge:

(1) violate or conflict with any provision of the charter or bylaws of the Company;

(2) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any assets of the Company under, any of the terms, conditions or provisions of any Material Contract, real property lease or Material Permit; or

(3) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award.

(ii) The execution, delivery and performance of this Agreement by Warrantors does not, and the consummation of the transactions contemplated by this Agreement will not, to each Warrantor's Knowledge, require any consent, approval, authorization or permit of, or filing with or notification to (i) any domestic or foreign governmental or regulatory authority; or (ii) any other third-party under any Material Contract, real property lease or Material Permit, except where failure to obtain such consent, approval, authorization, or permit or to so file or notify would not be reasonably likely to have a Material Adverse Effect, either individually, or in the aggregate.

(h) Financial Statements. The Company has heretofore delivered to Purchasers the Financial Statements, including the Balance Sheet and the unaudited consolidated statements of income and stockholders' equity of the Company for the period ended on the date of the Balance Sheet (the Balance Sheet, together with such unaudited statements are referred to herein as the "Unaudited Financial Statements"). The Financial Statements have been accepted accordingly by Purchaser, JC and the Company. The Financial Statements:

(i) were prepared in accordance with the books and records of the Company;

(ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby; and

(iii) fairly present, in all material respects, the consolidated assets, liabilities (including all reserves) and financial position of the Company as of the respective dates thereof and the results of operations for the periods covered thereby, in each case subject to normal year-end adjustments and the absence of footnote disclosure and other presentation items.

(i) Absence of Certain Changes. Since the date of the Balance Sheet, and except to the extent codified in agreements appended as Exhibits hereto, there has not been:

(i) any Material Adverse Change;

(ii) any damage, destruction or casualty loss (whether or not covered by insurance) having, or which would be reasonably likely to have, a Material Adverse Effect; or

(iii) any cancellation of any material debts owed to or claims held by the Company. Neither the Company nor either Warrantor has:

(1) increased the rate of compensation or paid any bonus to any employee or consultant of the Company (or of the Warrantor providing services on behalf of the Company);

(2) sold any assets outside the ordinary course of business;

(3) made, or became obligated to make any capital expenditure in excess of $5,000;

(4) entered into any transactions outside the ordinary course of business;

(5) entered into any employment agreement involving a base salary in excess of $5,000;

(6) incurred any indebtedness other than trade payables arising in the ordinary course of business;

(7) made or pledged to make any charitable contribution;

(8) issued any debt or equity securities or any securities convertible into debt or equity securities;

(9) sold any of its Intellectual Property;

(10) any declaration of any dividend or making or committing to make any distribution to or for the benefit of either of the Warrantors or their Affiliates; or

(11) mortgaged or pledged any of its properties or assets.

(j) Litigation. There is no administrative proceeding, action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation or arbitration action (collectively, "Actions") pending, or to either Warrantor's Knowledge: (a) threatened against the Company, or (b) threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

(k) Compliance with Law. The Company, to each Warrantor's Knowledge, has not violated any laws, statutes, ordinances, regulations, rules and orders of any foreign, federal, state or local government and any other governmental department or agency, and any judgment, decision, decree, writ, injunction or order of any court or governmental agency, department or authority (collectively, "Laws"), except where such violation or lack of compliance is not reasonably likely to have a Material Adverse Effect. The Company has not received any notice to the effect that, or otherwise been advised that, the Company is not in such compliance with any Laws.

(l) Intellectual Property Rights.

(i) The Company owns all right, title, and interest in (free and clear of all Encumbrances) Company Intellectual Property, or is licensed or otherwise possesses legally enforceable and unencumbered rights to use in the manner in which it is using it, all Company Intellectual Property, and the Company Intellectual Property is sufficient to enable the Company to conduct the Business as currently conducted and proposed to be conducted and the consummation of the transactions contemplated by this Agreement will not alter or impair such rights. None of the Company Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or, to either Warrantor's Knowledge, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

(ii) Schedule 10(l) lists:

(1) all patents and patent applications and all registered trademarks and service marks, and registered copyrights included in the Company Intellectual Property;

(2) all licenses, sublicenses and other agreements to which the Company is a party pursuant to which any person is authorized to use any Company Intellectual Property (excluding commercially available, off-the-shelf software); and

(3) all licenses, sublicenses and other agreements to which the Company is a party containing an annual payment of greater than $5,000 pursuant to which the Company is authorized to use any third-party (including without limitation for the purposes of this Section 11 any employees) Company Intellectual Property which is not Owned

Intellectual Property, or which is incorporated in, is, or forms a part of, any product, process or service of the Company (excluding commercially available, off-the-shelf software, including, for each such item, an identification of the Intellectual Property that the Company is authorized to use and the product, process, or service in which it is used or is currently proposed to be used) ("Licensed Intellectual Property Rights").

(iii) To each Warrantor's Knowledge, no third-party has interfered with or infringed upon any Company Intellectual Property in any material respect.

(m) Employees. There are no written employment agreements or severance or termination agreements accruing to the benefit of any employee or independent contractor of the Company involving $5,000 or more except for the Employment Agreements.

(n) Employee Benefit Plans.

(i) Except as set forth on Schedule 10(n)_ Company does not maintain or contribute (or has an obligation to contribute) to any "employee benefit plan" for the benefit of employees or former employees) including, without limitation, incentive, bonus, deferred compensation, medical, severance, disability, death, stock (individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans").

(ii) Each Employee Benefit Plan (and each related trust, custodial account or insurance contract) complies in form and in operation with any applicable governmental requirements.

(iii) No charge, complaint, action, suit, proceeding hearing, investigation, claim or demand with respect to the administration (including the making of statutory contributions to) or investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Warrantors' Knowledge, threatened, except for any such charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand which is not reasonably likely to have a Material Adverse Effect.

(o) Labor Relations. There are no collective bargaining agreements relating to the relationship of the Company with any employee thereof. There are no strikes, work stoppages or labor disputes pending or, to the Warrantors' Knowledge, threatened, against the Company.

(p) Environmental Compliance. The Company has complied with all Environmental Requirements, except where failure to comply would not be reasonably likely to have a Material Adverse Effect, and the Company has not received any notice of violation or noncompliance, penalty assessment, order, complaint or notice of investigation or administrative or other proceedings regarding any liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), or of any notices of any potential corrective, investigatory, or remedial obligations, arising under Environmental

Requirements relating to the Company. For the purposes of this Agreement, "Environmental Requirements" means all present governmental requirements relating to the discharge of air pollutants, water pollutants, or process waste water or petroleum products or otherwise relating to environmental or hazardous substances.

(q) Tax Matters. To each Warrantor's Knowledge, all Tax Returns required to be filed prior to the date of this Agreement with respect to the Company, or any of its income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations. All Taxes due and payable by or with respect to the Company has been paid or accrued on the Closing Balance Sheet or will be accrued on its books and records as of the Closing. There is a nominal tax filing needed for Upper Merion Township that has not been completed.

(r) Affiliate Transactions. Schedule 10(r) describes all current contracts, agreements, arrangements or transactions between the Company and either Warrantor or any of Warrantors' Affiliates. None of the Affiliate transactions shall remain in place following the Closing.

(s) Assets; Identification of Customers and Suppliers.

(i) The Company Assets and Leased Assets which consist of machinery and equipment that are actively used by the Company to run its Business are in working order in all material respects, ordinary wear and tear excepted, and have been maintained in accordance with normal industry practices. There are no vehicles owned, leased or used by the Company. The Company has good and marketable title to all of the Company Assets and the Owned Intellectual Property, free and clear of any Encumbrances except for Permitted Encumbrances. The Company Assets and the Leased Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such business is currently being conducted.

(ii) To each Warrantor's Knowledge, since the Balance Sheet date no current material supplier to the Company of items essential to the conduct of the Business will or has threatened to terminate its respective business relationship with it for any reason.

(t) Personal Property Leases. this Agreement contains a brief description of each lease or other agreement with an annual rent exceeding $5,000 (including in each case the annual rent, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third person and used in or relating to the Business (an "Equipment Lease"). The Company has complied in all material respects with the terms and conditions of each Equipment Lease and, to each Warrantor's Knowledge, all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Equipment Lease.

(u) Change in Control Payments. The Company does not have any plans, programs, agreements or arrangements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

(v) Insurance. Schedule (V) sets forth each material insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Company is a party, a named insured, or otherwise the beneficiary of coverage (the "Insurance Contracts") (true and correct copies of which, including amendments and riders, have been provided or made available to Purchasers). Workers Compensation, Product Liability Insurance, and Director and Officer Liability Insurance.

(w) Brokers. No person will be entitled to any brokerage commissions, finder's fees or similar compensation arising out of or due to any act of the Company, or Purchaser in connection with the transactions contemplated by this Agreement. JC is responsible for a verbally committed finder's fee to be negotiated.

(x) No Encumbrances. JC on the Closing Date shall have good and valid title to the Common Stock to be standing its name on the Closing Date, free and clear of all Encumbrances. When the Shares are purchased and sold hereunder and upon delivery by JC to Purchasers of certificates for the Shares at Closing pursuant to this Agreement, Purchasers will have good title to the Shares, free and clear of any Encumbrances.

(y) Foreign Corrupt Practices. To the best of each Warrantor's Knowledge through the Closing Date, neither the Company nor the Warrantor nor any of their Affiliates or any of their officers, directors, employees, stockholders, agents, distributors or shareholders or other persons associated with or acting on their behalf (the "Group") has, and covenants and agrees that they will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving the Purchasers taken any action that could be deemed to violate the United States' Foreign Corrupt Practices Act.

(z) Representations and Warranties Relating to Purchasers. Each Purchaser severally hereby represents and warrants to Warrantors as follows as to such Purchaser:

(i) Brokers. There are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of Purchasers in connection with the transactions contemplated by this Agreement.

(ii) Litigation. There is no Action pending or threatened that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.

(iii) Authorization. Each Party has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by Parties and is the legal, valid and binding obligation of Party, enforceable against Purchasers in accordance with its terms, subject to general

principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors' rights generally

(iv) Reverse Split. Purchasers have no present intention to effect a reverse split of the capital stock of the Company for the next two years after the closing date.

(v) No Conflict or Violation. None of Purchasers' execution, delivery or performance of this Agreement, or compliance with any of the provisions hereof, will:

(1) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the assets of Purchaser under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation:

a. to which the Purchaser is a party; or

b. by which Purchaser's assets are bound; or

(2) violate any statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree or award (as to which no representation is made), except in the case of clauses (i) and (ii), for such violations, conflicts, breaches, defaults, terminations, accelerations or Encumbrances as are not reasonably likely to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

11. Indemnification

(a) Survival of Representations. The representations and warranties of the Parties contained herein shall survive the consummation of the transactions contemplated by this Agreement for the period ending 540 days after the Closing Date except for the representations and warranties set out in Sections 10(b) and (c) hereof (the "Designated Sections"), which shall survive the Closing and continue in full force and effect indefinitely (each of the periods set out in this Section 11 during which the representations and warranties shall survive and continue in full force and effect shall be referred to as a "Survival Period"). No claim for breaches of representations and warranties may be made after the applicable survival period expires.

(b) Indemnifications. Each Warrantor shall indemnify, save and hold harmless Purchasers, their Affiliates, and agents (for purposes of this Section 11, all of

which shall constitute "Purchasers" and to the extent of entitlement for indemnification, may be herein referred to as a "Purchasers Indemnified Party") from and against all costs, losses, liabilities, obligations, damages, lawsuits, claims, demands, and expenses (whether or not arising out of Third-Party Claims), including without limitation reasonable attorneys' fees and all amounts reasonably paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), actually incurred or suffered by Purchasers through the end of the Survival Period and caused by:

(i) any breach of any representation or warranty made by either Warrantor in this Agreement;

(ii) any breach of any covenant or agreement made by either Warrantor in this Agreement which requires performance after Closing; or

(iii) the operations of the Company prior to Closing. Notwithstanding anything to the contrary herein, each Warrantor will have no liability (for indemnification or otherwise) under this Section 11(b) until the total of all Damages actually incurred or suffered by Purchasers hereunder exceeds $5,000 in the aggregate, in which case Purchasers shall be entitled to indemnification for the entire amount of Damages.

Notwithstanding anything to the contrary contained in this Agreement or this Agreement, in no event shall Warrantors have any liability (for indemnification or otherwise) under this Section 11 for any costs, losses, liabilities, obligations, damages, lawsuits, claims, demands, and expenses, which in the aggregate exceeds twenty-five percent (25%) of the purchase price paid by Purchasers to JC (the "Cap Amount") under this Agreement, provided however, that the Cap Amount shall not apply to breach of any Representations and Warranties set out in the Designated Sections.

(c) By Purchasers. Each Purchaser shall severally indemnify and save and hold harmless each Warrantor (for purposes of this Section 11, and to the extent of entitlement for indemnification, sometimes referred to as "Warrantor Indemnified Party") from and against any and all Damages actually incurred or suffered by a Warrantor through the end of the Survival Period and caused by:

(i) any breach of any representation or warranty made by such Purchaser in this Agreement;

(ii) any breach of any covenant or agreement made by such Purchaser in this Agreement which requires performance after Closing; or

(iii) the operation of the Company from and after Closing, provided that each Purchaser's maximum liability hereunder shall not exceed Fifty Percent (50%) of the Purchase Price to be paid for the Purchaser for his or her common stock.

(d) Timeliness of Claims. No Claim shall be deemed properly and timely made:

(i) in the case of a Direct Claim, unless the alleged Damages shall have been actually incurred prior to the expiration of the Survival Period; and

(ii) in the case of a Third-Party Claim, unless the Third-Party Claim shall have been actually asserted by the third-party prior to the expiration of the Survival Period.

(e) Notice of Claims. If a claim for Damages (a "Claim") is to be made by a Party entitled to indemnification hereunder (the "Indemnified Party") against the other Party (the "Indemnifying Party"), the Indemnified Party shall give written notice (a "Claim Notice") to the Indemnifying Party requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Damages within a reasonable time after the Indemnified Party suffers such Damages for which indemnification may be sought under this Section 12. If any lawsuit or enforcement action is filed against an Indemnified Party, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

(f) Defense Against Third-Party Claims. After a Claims Notice with respect to a Third-Party Claim has been given, if the Indemnifying Party provides notice in writing to the Indemnified Party that the Indemnifying Party elects to assume the defense, at its expense, in accordance with this Section 12(f), then the Indemnifying Party shall be entitled, if it so elects:

(i) to take control of the defense and investigation of such lawsuit or action;

(ii) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such action or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing reasonably satisfactory to the Indemnifying Party); and

(iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party (such consent not to be unreasonably withheld) unless the proposed settlement:

(1) relates solely to monetary damages for which the Indemnitor shall be responsible; and

(2) includes as an unconditional term thereof the release of the Indemnified Party from all liability with respect to such Third-Party Claim.

If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

(g) Subrogation. Upon payment in full of any Claim, regardless of how such payment is effected and whether it results from a judgment or settlement, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any unaffiliated person or entity with respect to the subject matter of such Claim.

(h) Certain Benefits. The amount of any indemnification payable under this Section 12 shall be net of the receipt of any insurance proceeds paid or payable to the Indemnified Party under any policy or policies of insurance covering the loss giving rise to the claim. The Indemnified Party will use reasonable efforts to collect any such insurance and will account to the Indemnifying Party therefor. The Parties agree to respond within a reasonable time to any inquiry by the other Party as to the status of any such insurance payment. All indemnification payments pursuant to this Section 12 shall be deemed adjustments to the Purchase Price.

(i) Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Section 12 shall be the exclusive remedy of Purchasers and Warrantors with respect to the transactions contemplated by this Agreement; provided, however, that the foregoing will not limit the remedy of specific performance, obtaining an injunction or other equitable remedy, which may be sought in connection with a breach of any covenant or agreement contained in this Agreement.

12. Agreements Pending the Closing

(a) Conduct of Business Pending the Closing. From the date hereof through the Closing Date, Warrantors shall cause the Company to operate in the ordinary course of business and in accordance with past practice (except as it relates to transactions specifically contemplated by this Agreement) and Warrantor will not take (and shall cause the Company to not take) any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or consented to in writing by Purchasers,

which consent shall not be unreasonably withheld, Warrantors shall cause the Company to not:

(i) amend its organizational documents or articles of association;

(ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests in the Company;

(iii) extend, materially modify, terminate or renew any Material Contract or Real Property Lease, except in the ordinary course of business;

(iv) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the assets of the Company, or any interests therein, except for Permitted Encumbrances, dispositions in the ordinary course of business and sales, assignments, transfers, conveyances, leases, mortgages, pledges, dispositions or Encumbrances involving less than $5,000;

(v) cancel any of the insurance policies of the Company except where such policies are replaced by substantially comparable coverage with a new policy;

(vi) declare, set aside or pay any dividend or make any other distribution with respect to the capital stock of the Company or otherwise.

(vii) make any loans or advances to any partnership, firm or corporation, or, except for expenses incurred by, or immaterial advances to, agents or employees in the ordinary course of business, to any individual;

(viii) increase the compensation payable or to become payable to the management, officers or employees of the Company;

(ix) grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or other employee of the Company other than the employee and consulting agreements contemplated in this Agreement,

(x) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be consistent with past practice in the conduct of the Business, contemplated by this Agreement or required by law or existing contracts; or

(xi) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

(b) Access. Until the Closing or the earlier termination of this Agreement, Warrantors shall cause the Company to afford to Purchasers, and their authorized representatives, such access, during normal business hours, to all properties, books, records and corporate documents pertaining to the Company as Purchasers may reasonably request. Purchasers shall hold and shall cause all of its Affiliates, employees and independent contractors to hold all non-published, confidential or proprietary information obtained from a Warrantor or the Company in strict confidence and shall not use any such information other than as permitted by, and not disclose any such information other than in accordance with any confidentiality agreement between Purchasers and the Company entered into in connection with the transactions contemplated hereby.

(c) Notices and Consents. Each of the Parties will cooperate in good faith with each other and give the notices to, make the filings with, and use its commercially reasonable efforts to obtain the authorizations, consents, and approvals of governments and governmental agencies required to consummate the transactions contemplated herein.

(d) Further Assurances.

(i) Upon the terms and subject to the conditions contained herein, each of the Parties hereto agrees:

(1) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement;

(2) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder; and

(3) to cooperate with each other in connection with the foregoing.

(ii) Each Warrantor shall cause as of the Closing Date the delivery of all books and records of the Company to Purchasers. Warrantors shall be entitled to maintain one copy of all of such books and records for archival purposes, subject to their confidentiality obligations hereunder. Warrantors shall cause the delivery of all software programs and software records used historically by the Company in connection with the operation of its business. Warrantors shall cooperate fully with Purchasers and the Company in providing to the best of Warrantors' ability following the Closing Date any information in the possession or control of Warrantors (whether in written format or if known to them but not in writing) as they shall reasonably request regarding any of the historical operations or information pertaining to the Company.

(iii) On or following the Closing Date, should Warrantors receive any correspondence or other communications from any person or entity regarding the

Company or any of its activities outside the scope of the JC Employment Agreement they shall no later than the next business day forward a copy of the communication to the Company by e-mail in PDF format or Federal Express (if in writing) or advise the Company by telephone if the communication was oral. If the communication is of a nature that could be reasonably determined to require immediate attention, then Warrantors shall use their best efforts to notify Company or Purchasers immediately of the communication.

(iv) Warrantors shall indemnify and hold harmless Purchasers and the Company from and against any and all claims for compensation by any of them or their Affiliates accrued through the Closing Date that have not been satisfied through the Closing Date, save for accrued compensation commencing on the last pay period and running through the Closing Date.

(v) Each Warrantor shall maintain the confidentiality of any confidential information that was provided to the Company prior to the Closing Date and which is known to Warrantor.

(vi) Each Warrantor shall cooperate fully with Purchasers and Company in providing such information in his or its possession or control, and in providing access to its personnel to cooperate to the fullest extent possible to enable the Company in completion of any audit(s) it may seek to have performed with respect to its financial statements. Warrantors shall not be entitled to no compensation in connection with the foregoing.

(vii) Warrantors shall terminate any agreements between them (or any of its Affiliates other than the Company) and the Company effective as of the Closing Date (save for the Employment Agreement and License Agreement attached as exhibits hereto).

(viii) Each Warrantor shall cause the transfer to the Company of any domain name registration standing in their name or the name of any of their Affiliates and related to the operations of the Company and shall cause the execution of all documentation required to effect that transfer with the registrar of the domain name and further agree to cooperate as necessary to cause the transfer to be effective by the Closing Date or as soon thereafter as is reasonably practicable.

(ix) The Parties agree to cooperate with each other following the Closing Date to carry out the purpose and intent of this Agreement, including but not limited to the delivery of information and records and the execution of such documentation reasonably required to carry out the purpose and intent of this Agreement and the covenants contained herein.

13. Post-Closing Covenants

(a) Further Action. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such

further action (including the execution and delivery of such further instruments and documents) as any of the other Parties reasonably may request.

(b) Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.

(c) Publicity. Without the other Parties' consent, which will not be unreasonably withheld, no Party will issue any press release or make any other public statement relating to the transactions contemplated hereby unless required by law, regulation, court order or the rules of any applicable stock exchange or of any applicable regulatory authority and any such release or statement shall be subject to prior review by the other Parties.

14. Conditions to Closing

(a) Conditions to Obligations of Each Party. The obligations of each Party to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(i) No Injunctions or Restraints; Illegality. No statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the transactions provided for hereby.

(ii) No Proceedings or Litigation. No Action by any governmental authority or other person shall have been instituted which prevents the consummation of the transactions contemplated hereby.

(iii) Governmental Approvals. Company and Purchasers shall have received all other material authorizations, consents, and approvals of governments and governmental agencies and other third parties whose approval is required.

(iv) Settlement of Balances. Documentation confirming settlement of any and all balances between any of Warrantors and the Company shall have been duly provided.

(b) Additional Conditions to Obligations of Purchasers. The obligations of Purchasers to consummate the transactions provided for hereby are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(i) Representations, Warranties and Covenants. All representations and warranties of Warrantors contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Warrantors and the Company shall have performed

and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date.

(ii) Closing Documents and Deliveries. Warrantors shall have delivered to Purchasers the items specified in Section 6, except to the extent expressly waived by Purchasers.

(c) Additional Conditions to Obligations of Warrantor. The obligations of Warrantors to consummate the transactions provided for hereby are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(i) Representations, Warranties and Covenants. All representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Purchasers shall have performed and satisfied all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

(ii) Closing Documents and Deliveries. Purchasers shall have delivered to the Warrantors the items specified in Section 7, except to the extent expressly waived by Warrantor.

15. Termination; Effect of Termination

(a) Termination. At any time before the Closing, this Agreement may be terminated by:

(i) mutual written consent of the Parties;

(ii) Purchasers, if there has been a material breach of a representation, a warranty or a covenant herein by the Warrantors, if such breach has not been cured within five (5) calendar days after notice thereof has been given to such other Parties;

(iii) Warrantors, if there has been a material breach of a representation, a warranty or a covenant herein by the Purchasers, if such breach has not been cured within five (5) calendar days after notice thereof has been given to such other Parties; or

(iv) any Party if the Closing does not occur on or before August 31, 2014 (or such later date as the Parties shall mutually agree), unless the failure of the Closing to occur by such date shall be due to the action or failure to act of such Party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement.

(b) Effect of Termination. In the event of the termination of this Agreement pursuant to Section 16(a), written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and

this Agreement shall forthwith become null and void and of no further force or effect, and no Party hereto (or any of its Affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder (except for any liability of any Party then in breach); provided, however, that the provisions of this Section 16 shall survive any such termination.

16. Miscellaneous

(a) Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of any of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third-party beneficiary or otherwise.

(b) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received:

(i) when delivered, if delivered personally by a commercial messenger delivery service with verification of delivery;

(ii) four days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid;

(iii) one business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service;

(iv) on the date of delivery if delivered by facsimile or email and electronically confirmed before 5:00 p.m. (local time) on any business day; or

(v) on the next business day if delivered by facsimile or email and electronically confirmed either after 5:00 p.m. (local time) or on a non-business day, in each case addressed to Purchasers and Warrantors at the address set forth below, and otherwise to the other Parties the party entitled to notice at the address set forth below their signature:

To either Warrantor, at:	c/o John Cappello 10102 Valley Forge Circle, King of Prussia, PA 19406
To Purchasers, at:	Attention: C/O Emergent Health Corp. Headquarters to be determined:

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

(c) Choice of Law, Jurisdiction and Venue. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the

Laws of Nevada. In any action between the Parties, each of the Parties irrevocably consents to submitting any and all disputes arising from or in connection with this Agreement to arbitration under the auspices of the American Arbitration Association ("AAA") The arbitration tribunal shall apply AAA rules in effect at the time of the arbitration, provided that the arbitrator shall be selected by the following means. Should the Parties agree upon an arbitrator then that arbitrator shall serve. Should either Purchasers or Warrantors demand an arbitration (the date of sending such notice being the Demand Date), and should they fail to agree upon an arbitrator within 5 business days following such demand, then each of Purchasers and Warrantors shall designate an arbitrator who is authorized to arbitrate disputes under the auspices of the AAA ("Authorized Arbitrator"), within 15 business days following the Demand Date by delivering notice to the other Party of such designation; if only one of Purchasers and Warrantors designates such an arbitrator within such 15 business day period, then that arbitrator shall serve to arbitrate the dispute; if both Purchasers and Warrantors timely designate their respective arbitrators, then those two designees shall mutually agree upon an Authorized Arbitrator within 25 business days following the Demand Date, who shall serve as arbitrator for the dispute, or failing to agree then thereafter the arbitrator shall be designated in accordance with the rules of the AAA. The arbitration shall be conducted in Pennsylvania, with Purchasers on the one hand and the Warrantors on the other hand splitting equally the cost and fees associated with the Authorized Arbitrator, and with the prevailing party (*i.e.*, Purchasers on the one hand and Warrantors, collectively, on the other hand) entitled to reimbursement from the other party (or parties in the case of Warrantors).

(d) Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedules), constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(e) Counterparts. This Agreement may be executed in one or more counterparts, whether by original, photocopy, facsimile or e-mail in PDF format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

(g) Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties hereto and the Company.

(h) Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the Parties in connection herewith shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith.

(i) The parties' know Gregory McCauley is an attorney and is involved in Clover Capital Corporation. This can be viewed as a conflict of interest and as such should make you alert as to terms and conditions in the transaction. He has modified the documents to represent the transaction and to save the parties' attorney's fees. Notwithstanding each party is advised to retain an attorney to review, negotiate and represent their interests in the transactions contemplated herein. McCauley is partnered with Parcae and has an equal share to it in the transaction. McCauley will act on behalf of the entity post-closing as corporate counsel, again to save the entity legal fees and to accelerate the listing with BB and the drafting of the S-1 and such other representation as the board and Officers desire.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

EMERGENT HEALTH CORP.

By: John V. Cappello, D.O.
Its: President

CI:

CAPPELLO'S INC.

By: John Cappello, D.O.
Its: President

JC:

John V. Cappello, D.O.
JOHN CAPPELLO

PARCAE:

PARCAE CAPITAL CORP.

By:
: Frank Magliochetti, CEO

CLOVER:

CLOVER CAPITAL CORPORATION

By:
Gregory McCauley, CEO

SH:

Stephen A. Hussey
STEPHEN A. HUSSEY

KH

KIMBERLY S. HALVORSON

1300550

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

EMERGENT HEALTH CORP.

By: ______________________________
Its: ______________________________

PARCAE:

PARCAE CAPITAL CORP.

By: ______________________________
: Frank Magliochetti, CEO

CI:

CAPPELLO'S INC.

By: ______________________________
Its: ______________________________

CLOVER:

CLOVER CAPITAL CORPORATION

By: ______________________________
Gregory McCauley, CEO

JC:

____
JOHN CAPPELLO

SH:

Stephen A. Hussey
____
STEPHEN A. HUSSEY

KH

____
KIMBERLY S. HALVORSON

Commonwealth of Pennsylvania
NOTARIAL SEAL
Matthew C Hinderliter, Notary Public
Upper Dublin Township, Montgomery County
My Commission Expires April 17, 2017

____

1300550